Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

NEWS CORPORATION REPORTS SECOND QUARTER EARNINGS PER

SHARE OF $1.01 ON NET INCOME ATTRIBUTABLE TO STOCKHOLDERS

OF $2.38 BILLION

TOTAL SEGMENT OPERATING INCOME INCREASES 6% TO $1.58

BILLION ON REVENUE OF $9.43 BILLION

NEW YORK, NY, February 6, 2013 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported $9.43 billion of total revenue for the three months ending December 31, 2012, a $450 million or 5% increase over the $8.98 billion of revenue reported in the prior year quarter. The revenue increase was led by $398 million or 18% growth at the Company’s Cable Network Programming segment.

The Company reported second quarter total segment operating income(1) of $1.58 billion compared to $1.50 billion reported a year ago. The improvement was led by operating income improvements at the Company’s Cable Network Programming and Television segments. The second quarter results included $56 million of costs related to the ongoing investigations initiated upon the closure of The News of the World as compared to $87 million in the corresponding period of the prior year. This year’s second quarter results also included $23 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these costs from both years, second quarter adjusted total segment operating income of $1.66 billion increased $75 million or 5% from $1.58 billion reported in the second quarter of the prior year.

The Company reported quarterly net income attributable to stockholders of $2.38 billion ($1.01 per share), compared to $1.06 billion ($0.42 per share) reported in the corresponding period of the prior year. This quarter’s pre-tax results included $1.40 billion of income in Other, net, principally related to gains on the acquisitions of additional ownership stakes in FOX SPORTS Australia and Fox Star Sports Asia (formerly ESPN Star Sports), as well as a $131 million gain from the Company’s participation in British Sky Broadcasting’s (“BSkyB”) share repurchase program, which is reflected in Equity earnings of affiliates. These gains were partially offset by $65 million of restructuring and impairment charges, primarily related to the Company’s international newspaper businesses. Excluding the net income effects of these items, the costs related to the investigations in the U.K. and the proposed separation of the Company’s entertainment and publishing businesses, along with comparable items in both years, second quarter adjusted earnings per share(2) was $0.44 compared with the adjusted prior year quarter result of $0.39.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“News Corporation’s fiscal second quarter performance reflects our strong momentum. Double-digit gains in our Cable and Television businesses, along with improvements in our Publishing segment, drove revenue and earnings growth even as we seized opportunities to invest in our core businesses for long-term and sustainable growth.

“The strategies we executed against in the quarter continue to bolster News Corporation’s competitive position and enhance our ability to benefit from global demand for content, especially sports programming. As we make progress toward the proposed separation of our entertainment and publishing businesses later this year, I am confident in the future prospects for both businesses.”

(1)

Total segment operating income is a non-GAAP financial measure. See page 12 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.

(2)	See page 15 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income (Loss)	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	US $ Millions

Cable Network Programming	$945	$882	$1,898	$1,657
Filmed Entertainment	383	393	783	740
Television	224	189	380	322
Direct Broadcast Satellite Television	(20)	6	3	125
Publishing	234	218	291	328
Other	(186)	(191)	(397)	(290)

Total Segment Operating Income *	$1,580	$1,497	$2,958	$2,882

*

The three months ended December 31, 2012 and 2011 include $56 million and $87 million, respectively, of costs related to the ongoing investigations in the U.K. The three months ended December 31, 2012 include $23 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $1,659 and $1,584 million in the three months ended December 31, 2012 and 2011, respectively.

The six months ended December 31, 2012 and 2011 include $123 million and $104 million, respectively, of costs related to the ongoing investigations in the U.K. The six months ended December 31, 2012 include $28 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $3,109 and $2,986 million in the six months ended December 31, 2012 and 2011, respectively.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported quarterly segment operating income of $945 million, a $63 million or 7% increase over the prior year quarter, driven by an 18% increase in revenue. Operating income contributions from the domestic channels increased 9%. Double-digit revenue growth at the Regional Sports Networks (“RSNs”), Fox News Channel, FX Network and National Geographic Channels was partially offset by increased programming costs, including expanded college football and Ultimate Fighting Championship (“UFC”) coverage, as well as higher costs at the RSNs related to the benefit recognized in the prior year as a result of the National Basketball Association (“NBA”) lockout. The Company’s international cable channels’ quarterly earnings contributions increased 3% from the same period a year ago, reflecting strong operating profit growth at the non-sports channels at Fox International Channels (“FIC”) and STAR, partially offset by the costs associated with the inaugural broadcasts of BCCI cricket and the adverse impact of the strengthened U.S. dollar.

Affiliate revenue grew 13% and 42% at the domestic and international cable channels, respectively. Domestic network growth reflects higher rates across all networks, led by growth at the Fox News Channel and RSNs. Approximately 40% of the international affiliate revenue increase reflects strong local currency growth at the non-sports channels at FIC and STAR. The balance of the growth was principally from the inclusion of Fox Pan American Sports (“FPAS”) and Fox Star Sports Asia, partially offset by the impact of the strengthened U.S. dollar.

Advertising revenue at the domestic cable channels grew 8% in the quarter over the prior year period driven by growth across most networks. The international cable channels’ advertising revenue improved 29% from the prior year quarter. Nearly two-thirds of the international cable revenue increase reflects strong local currency growth at the non-sports channels at FIC and STAR. The balance of the growth was from the inclusion of FPAS and Fox Star Sports Asia, partially offset by the impact of the strengthened U.S. dollar.

Expenses at Cable Network Programming grew 26% in the quarter over the corresponding period in the prior year due to increased sports programming costs, including increased rights costs at the RSNs related to the timing benefit in the prior year resulting from the NBA lockout, rights fees for BCCI cricket in India, expanded college football coverage, UFC rights fees, as well as expenses associated with the consolidation of the FPAS and Fox Star Sports Asia networks. These increases were partially offset by reduced National Hockey League rights costs at the RSNs resulting from this season’s lockout.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

FILMED ENTERTAINMENT

Filmed Entertainment reported quarterly segment operating income of $383 million, as compared to the $393 million reported in the same period a year ago. Quarterly results reflect the successful worldwide theatrical performances of Taken 2, which has grossed approximately $375 million in worldwide box office to date, and Life of Pi, which has grossed over $500 million in worldwide box office and is nominated for eleven Academy Awards including Best Picture. In aggregate, the Fox film studios garnered thirty-one Academy Award nominations, the most of any studio. In addition, the quarterly results include the successful worldwide home entertainment performance of Ice Age: Continental Drift. Prior year second quarter film results included the successful worldwide home entertainment performances of Rio, Rise of the Planet of the Apes and X-Men: First Class.

TELEVISION

Television reported quarterly segment operating income of $224 million, an increase of $35 million or 19% versus the same period a year ago. This increase reflects a more than doubling of retransmission consent revenues and increased local advertising at the Fox Television Stations driven by political advertising revenues. These improvements were partially offset by lower national advertising revenues, primarily reflecting lower primetime ratings at the Fox Broadcast Network and three fewer World Series games in the current year, as well as increased costs associated with expanded college football coverage.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia generated a quarterly segment operating loss of $20 million, compared to operating income of $6 million reported in the same period a year ago. The decline was driven by higher programming expenses, including nearly $30 million of rights costs primarily associated with expanded UEFA Champions and Europa League coverage. Although reported U.S. dollar revenue declined reflecting the impact of the strengthened U.S. dollar, quarterly local currency revenue was essentially in line with the corresponding period of the prior year. SKY Italia experienced a net reduction of approximately 28,000 subscribers during the quarter, bringing total subscribers to 4.83 million.

PUBLISHING

Publishing reported quarterly segment operating income of $234 million, a $16 million improvement from the $218 million reported in the same period a year ago. Increased contributions from the U.K. newspapers which benefitted from the launch of the Sunday edition of The Sun in February 2012, integrated marketing services driven by higher custom publishing revenues, and book publishing businesses related to the acquisition of Thomas Nelson, Inc., a Christian book publisher, more than offset lower advertising revenues at the Australian newspapers.

OTHER

The Other segment quarterly operating loss of $186 million improved slightly from the $191 million reported the same period a year ago. The current year quarterly results included $56 million of costs related to the ongoing investigations initiated upon the closure of The News of the World, as compared to $87 million of comparable costs included in the prior year quarterly results, as well as $23 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. As a result of the Company’s acquisition of Consolidated Media Holdings in November, the second quarter results also included a benefit from the consolidation of FOX SPORTS Australia. This benefit was largely offset by an increased operating loss at Amplify, the Company’s education business, reflecting increased product development costs.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

OTHER ITEMS

Eredivisie Media & Marketing

In November 2012, the Company acquired a controlling 51% ownership stake in Eredivisie Media & Marketing CV (“EMM”) for approximately $350 million, of which $325 million was cash and $25 million was contingent consideration. EMM is a media company that holds the collective media and sponsorship rights of the Dutch Premier League. The remaining 49% of EMM is owned by the Dutch Premier League and the global TV production company Endemol.

Fox Star Sports Asia (formerly ESPN Star Sports)

In November 2012, the Company acquired the remaining 50% interest in ESPN Star Sports (“ESS”) that it did not already own for approximately $220 million, net of cash acquired. Accordingly, the results of ESS are included the Company’s consolidated results of operations beginning in November 2012. Subsequent to its acquisition, the Company rebranded the ESS channel group Fox Star Sports Asia.

Consolidated Media Holdings

In November 2012, the Company acquired Consolidated Media Holdings Ltd. (“CMH”), a media investment company that operates in Australia, for approximately $2.2 billion which consisted of cash of $2 billion and assumed debt of $235 million. CMH had a 25% interest in Foxtel and a 50% interest in FOX SPORTS Australia. The remaining 50% of Foxtel is owned by Telstra Corporation Limited, one of Australia’s leading telecommunications companies. The acquisition doubled the Company’s stakes in FOX SPORTS Australia and Foxtel to 100% and 50%, respectively. Accordingly, the results of FOX SPORTS Australia are included the Company’s consolidated results of operations beginning in November 2012. Prior to November 2012, the Company accounted for its investment in FOX SPORTS Australia under the equity method of accounting. The Company’s investment in Foxtel was and continues to be accounted for under the equity method of accounting.

YES Network & Sports Time Ohio

In December 2012, the Company acquired a 49% equity interest in the Yankees Entertainment and Sports Network (“YES”), a New York City-based RSN, for $584 million. In addition, simultaneous with the closing of this transaction, the Company paid approximately $250 million of upfront costs on behalf of YES. Under the purchase agreement, after three years, News Corporation may acquire an additional 31% stake in the YES Network that could bring its total ownership stake to 80%.

In December 2012, the Company also acquired Sports Time Ohio, a RSN serving the Cleveland, Ohio market, for an estimated total purchase price of approximately $270 million, of which $130 million was paid in cash. The balance of the purchase price represents the fair value of deferred payments and payments that are contingent upon achievement of certain performance objectives.

Sky Deutschland

In January 2013, the Company reached an agreement with Sky Deutschland AG (“Sky Deutschland”) and its new bank syndicate to support both a new financing structure and the issuance of €438 million (approximately $585 million) of new equity, which includes the outstanding €144 million (approximately $195 million) of equity under the capital measures announced by Sky Deutschland in February 2012. Sky Deutschland finalized the equity offering in early February 2013 and the Company acquired, through a combination of a private placement and a rights offering, approximately 92 million additional shares of Sky Deutschland increasing its ownership to approximately 55%. The aggregate cost of the shares acquired by the Company was approximately €410 million (approximately $550 million). As a result of these transactions, the results of Sky Deutschland will be included in the Company’s consolidated results of operations in the fiscal third quarter of 2013. In addition, the Company has committed to guarantee Sky Deutschland’s new €300 million (approximately $400 million) five-year bank credit facility, which will replace Sky Deutschland’s existing bank debt facilities (to be repaid in full). Additionally, News

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

Corporation will act as guarantor to the German Football League for Sky Deutschland’s Bundesliga broadcasting license for the 2013/14 to 2016/17 seasons in an amount up to 50% of the license fee per season. News Corporation has also agreed to extend the maturity of existing shareholder loans.

Share repurchases

On May 9, 2012, News Corporation announced that its Board of Directors approved an increase to the previously authorized stock repurchase program from $5 billion to $10 billion. Through February 5, 2013, the Company has purchased nearly $6.3 billion of Class A common stock under the program, at an average price of $19.13 per share. As a result of the stock repurchase program, diluted weighted Class A shares outstanding of 2,346 million in this year’s quarter declined 7% from 2,515 million in the same period a year ago.

Dividends

The Company has declared a dividend of $0.085 per Class A and Class B share. This dividend is payable on April 17, 2013 with a record date for determining dividend entitlements of March 13, 2013.

Intent to pursue separation of entertainment and publishing businesses

On June 28, 2012, News Corporation announced that it intends to pursue the separation of its publishing and its media and entertainment businesses into two distinct publicly traded companies. The global publishing company that would be created through the proposed transaction would consist of the Company’s publishing businesses, its education division and other Australian assets. The global media and entertainment company would consist of the Company’s cable and television assets, filmed entertainment, and direct satellite broadcasting businesses. Following the separation, each company would maintain two classes of common stock: Class A Common and Class B Common Voting Shares. The separation is expected to be completed in approximately one year from the date of announcement. In addition to final approval from the Board of Directors and stockholder approval of certain amendments to the Company’s Restated Certificate of Incorporation, the completion of the separation will be subject to receipt of regulatory approvals, opinions from tax counsel and favorable rulings from certain tax jurisdictions regarding the tax-free nature of the transaction to the Company and to its stockholders, further due diligence as appropriate, the execution of certain agreements relating to the distribution, and the filing and effectiveness of appropriate filings with the SEC. On December 21, 2012, New Newscorp LLC filed an initial Form 10 registration statement and News Corporation filed a preliminary proxy statement with the Securities and Exchange Commission in connection with the separation. The Company has also applied for certain regulatory approvals and tax rulings required to enable the separation to be completed as described. There can be no assurances given that the separation of the Company’s businesses as described will occur.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Quarterly earnings from affiliates were $174 million as compared to $142 million in the same period a year ago. The increased contributions from affiliates are primarily due to higher contributions from BSkyB, including the Company’s $131 million pre-tax gain related to the its participation in BSkyB’s share repurchase, partially offset by one-time costs resulting from Hulu’s purchase of Providence Equity Partners’ ownership stake and the absence of contributions from NDS, which was sold in July 2012.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended		6 Months Ended
			December 31,		December 31,
	% Owned		2012	2011	2012	2011
			US $ Millions
BSkyB	39	%(1)	$298	$174	$507	$315
Other affiliates	Various	(2)	(124)	(32)	(143)	(52)

Total equity earnings of affiliates			$174	$142	$364	$263

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland, Hulu, Australian and STAR equity affiliates, as well as NDS in the prior year.

Foreign Exchange Rates

Average foreign exchange rates used in the quarter-to-date profit results are as follows:

	3 Months Ended
	December 31,
	2012	2011

Australian Dollar/U.S. Dollar	1.04	1.01
U.K. Pounds Sterling/U.S. Dollar	1.61	1.57
Euro/U.S. Dollar	1.30	1.35

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	212-852-7070 Nathaniel Brown, Press Inquiries 212-852-7746 Dan Berger, Press Inquiries 310-369-1274

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended		6 Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	US $ Millions (except share related amounts)

Revenues	$9,425	$8,975	$17,561	$16,934

Operating expenses	(5,869)	(5,583)	(10,717)	(10,336)
Selling, general and administrative expenses	(1,666)	(1,614)	(3,276)	(3,141)
Depreciation and amortization	(310)	(281)	(610)	(575)
Impairment and restructuring charges	(65)	(36)	(217)	(127)
Equity earnings of affiliates	174	142	364	263
Interest expense, net	(266)	(257)	(533)	(515)
Interest income	37	29	68	65
Other, net	1,400	125	2,775	(5)

Income from continuing operations before income tax expense	2,860	1,500	5,415	2,563
Income tax expense	(402)	(373)	(661)	(650)

Net income	2,458	1,127	4,754	1,913
Less: Net income attributable to noncontrolling interests	(77)	(70)	(140)	(118)

Net income attributable to News Corporation stockholders	$2,381	$1,057	$4,614	$1,795

Weighted average shares:	2,346	2,515	2,358	2,563

Net income attributable to News Corporation stockholders per share:	$1.01	$0.42	$1.96	$0.70

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	June 30, 2012
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$7,806	$9,626
Receivables, net	7,760	6,608
Inventories, net	3,282	2,595
Other	896	619

Total current assets	19,744	19,448

Non-current assets:
Receivables	449	387
Investments	7,441	4,968
Inventories, net	5,024	4,596
Property, plant and equipment, net	5,857	5,814
Intangible assets, net	7,149	7,133
Goodwill	15,875	13,174
Other non-current assets	1,206	1,143

Total assets	$62,745	$56,663

Liabilities and Equity:
Current liabilities:
Borrowings	$273	$273
Accounts payable, accrued expenses and other current liabilities	5,260	5,405
Participations, residuals and royalties payable	1,899	1,691
Program rights payable	1,665	1,368
Deferred revenue	1,163	880

Total current liabilities	10,260	9,617

Non-current liabilities:
Borrowings	16,184	15,182
Other liabilities	4,200	3,650
Deferred income taxes	2,447	2,388
Redeemable noncontrolling interests	649	641
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	15	15
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	15,898	16,140
Retained earnings and accumulated other comprehensive income	12,231	8,521

Total News Corporation stockholders’ equity	28,152	24,684
Noncontrolling interests	853	501

Total equity	29,005	25,185

Total liabilities and equity	$62,745	$56,663

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2012	2011
	US $ Millions
Operating activities:
Net Income	$4,754	$1,913
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	610	575
Amortization of cable distribution investments	44	47
Equity earnings of affiliates	(364)	(263)
Cash distributions received from affiliates	306	253
Impairment charges, net of tax	35	—
Other, net	(2,775)	5
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(986)	(1,202)
Inventories, net	(920)	(758)
Accounts payable and other liabilities	267	26

Net cash provided by operating activities	971	596

Investing activities:
Property, plant and equipment, net of acquisitions	(370)	(485)
Acquisitions, net of cash acquired	(2,830)	(488)
Investments in equity affiliates	(610)	(37)
Other investments	(46)	(158)
Proceeds from dispositions	1,860	321

Net cash used in investing activities	(1,996)	(847)

Financing activities:
Borrowings	987	—
Repayment of borrowings	(235)	(32)
Issuance of shares	139	15
Repurchase of shares	(1,434)	(2,477)
Dividends paid	(297)	(305)
Purchase of subsidiary shares from noncontrolling interests	(8)	—
Other, net	8	—

Net cash used in financing activities	(840)	(2,799)

Net decrease in cash and cash equivalents	(1,865)	(3,050)
Cash and cash equivalents, beginning of period	9,626	12,680
Exchange movement on opening cash balance	45	(198)

Cash and cash equivalents, end of period	$7,806	$9,432

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

SEGMENT INFORMATION

	3 Months Ended December 31,		6 Months Ended December 31,
	2012	2011	2012	2011
	US $ Millions
Revenues

Cable Network Programming	$2,559	$2,161	$5,008	$4,281
Filmed Entertainment	2,067	2,063	3,812	3,841
Television	1,532	1,520	2,491	2,443
Direct Broadcast Satellite Television	890	947	1,707	1,869
Publishing	2,149	2,130	4,167	4,199
Other	228	154	376	301

Total Revenues	$9,425	$8,975	$17,561	$16,934

Segment Operating Income (Loss)

Cable Network Programming	$945	$882	$1,898	$1,657
Filmed Entertainment	383	393	783	740
Television	224	189	380	322
Direct Broadcast Satellite Television	(20)	6	3	125
Publishing	234	218	291	328
Other	(186)	(191)	(397)	(290)

Total Segment Operating Income *	$1,580	$1,497	$2,958	$2,882

*

The three months ended December 31, 2012 and 2011 include $56 million and $87 million, respectively, of costs related to the ongoing investigations in the U.K. The three months ended December 31, 2012 include $23 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $1,659 and $1,584 million in the three months ended December 31, 2012 and 2011, respectively.

The six months ended December 31, 2012 and 2011 include $123 million and $104 million, respectively, of costs related to the ongoing investigations in the U.K. The six months ended December 31, 2012 include $28 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $3,109 and $2,986 million in the six months ended December 31, 2012 and 2011, respectively.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

The following table reconciles segment operating income before depreciation and amortization to income from continuing operations before income tax expense.

	3 Months Ended December 31,		6 Months Ended December 31,
	2012	2011	2012	2011
	US $ Millions

Segment Operating income before depreciation and amortization	$1,913	$1,801	$3,612	$3,504
Depreciation and amortization	(310)	(281)	(610)	(575)
Amortization of cable distribution investments	(23)	(23)	(44)	(47)

Total Segment Operating income	1,580	1,497	2,958	2,882
Impairment and restructuring charges	(65)	(36)	(217)	(127)
Equity earnings of affiliates	174	142	364	263
Interest expense, net	(266)	(257)	(533)	(515)
Interest income	37	29	68	65
Other, net	1,400	125	2,775	(5)

Income from continuing operations before income tax expense	$2,860	$1,500	$5,415	$2,563

	For the Three Months Ended December 31, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$1,013	$(45)	$(23)	$945
Filmed Entertainment	416	(33)	—	383
Television	246	(22)	—	224
Direct Broadcast Satellite Television	56	(76)	—	(20)
Publishing	349	(115)	—	234
Other	(167)	(19)	—	(186)

Consolidated Total	$1,913	$(310)	$(23)	$1,580

	For the Three Months Ended December 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$943	$(38)	$(23)	$882
Filmed Entertainment	416	(23)	—	393
Television	210	(21)	—	189
Direct Broadcast Satellite Television	84	(78)	—	6
Publishing	324	(106)	—	218
Other	(176)	(15)	—	(191)

Consolidated Total	$1,801	$(281)	$(23)	$1,497

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

	For the Six Months Ended December 31, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$2,029	$(87)	$(44)	$1,898
Filmed Entertainment	849	(66)	—	783
Television	423	(43)	—	380
Direct Broadcast Satellite Television	151	(148)	—	3
Publishing	521	(230)	—	291
Other	(361)	(36)	—	(397)

Consolidated Total	$3,612	$(610)	$(44)	$2,958

	For the Six Months Ended December 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$1,779	$(75)	$(47)	$1,657
Filmed Entertainment	802	(62)	—	740
Television	364	(42)	—	322
Direct Broadcast Satellite Television	277	(152)	—	125
Publishing	541	(213)	—	328
Other	(259)	(31)	—	(290)

Consolidated Total	$3,504	$(575)	$(47)	$2,882

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2012

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The Company uses net income and earnings per share excluding Segment operating profit adjustments, Impairment and restructuring charges, Equity affiliate adjustments, “Other, net”, and discontinued operations, net of tax (“adjusted net income and adjusted diluted earnings per share”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income and adjusted diluted earnings per share may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income and adjusted diluted earnings per share are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share for the three months ended December 31, 2012 and 2011.

	3 Months Ended December 31, 2012		3 Months Ended December 31, 2011
	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
	(in US$ millions, except per share data)

As reported	$2,381	$1.01	$1,057	$0.42

Segment operating profit adjustments (net of provision for income taxes of $12 and $17 for the three months ended December 31, 2012 and 2011, respectively)(a)	67	0.03	70	0.03

Impairment and restructuring charges (net of provision for income taxes of $19 and $10 for the three months ended December 31, 2012 and 2011, respectively)	46	0.02	26	0.01

Equity affiliate adjustments (net of provision for income taxes of $4 and $10 for the three months ended December 31, 2012 and 2011, respectively)(b)	(70)	(0.03)	(34)	(0.01)

Other, net (net of provision for income taxes of $13 for the three months ended December 31, 2012 and 2011)	(1,387)	(0.59)	(138)	(0.05)

Rounding				(0.01)

As adjusted	$1,037	$0.44	$981	$0.39

(a)

Segment operating profit for the three months ended December 31, 2012 and 2011 was adjusted to exclude the expenses related to the ongoing investigations initiated upon the closure of The News of the World. The three months ended December 31, 2012 were also adjusted to exclude the expenses related to separation of the Company’s entertainment and publishing businesses.

(b)

Equity earnings of affiliates for the three months ended December 31, 2012 and 2011 was adjusted to exclude from BSkyB results News Corporation’s gain on the BSkyB repurchase program. The three months ended December 31, 2012 were also adjusted to exclude from Hulu results one-time costs resulting from its purchase of the Providence Equity Partners’ ownership stake.